Filed pursuant to Rule 424(b)(3)
File No. 333-153575

PROSPECTUS

HighLight Networks, Inc.

99,060 Common Shares

We are offering 99,060 shares of common stock of HighLight Networks, Inc.

Prior to this offering, no public market has existed for shares of our common stock. There is no assurance that a trading market for the shares of our common stock will ever develop.  The transferability of our shares and warrants may be limited under state law because we do not intend to qualify this offering under state law until 30 days prior to completion of this offering, which may not occur for a year.

The offering will remain open until October 31, 2010, unless the maximum proceeds are received earlier or we decide to stop selling our securities. There is no required minimum number of shares to be sold. Because there is no minimum amount of shares that must be sold, we may receive no proceeds or very little proceeds from this offering.

The offering is being made directly by us through our officers and directors who will not receive any compensation for such sales.

This investment involves a high degree of risk and substantial dilution. You should purchase shares only if you can afford a complete loss of your investment. We strongly urge you to read the entire prospectus. You should carefully review the titled “Risk Factors” beginning on page 2 for a description of the significant risks involved in our business and in purchasing our securities before making any investment decisions. No escrow or trust account will be established. Your funds are to be paid directly to us. At the time of subscribing, you will not be able to know how many shares other investors will purchase.

The information in this prospectus is not complete and may be changed. We are not permitted to sell the shares until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state in which the offer or solicitation is not permitted.

Brokers or dealers effecting transactions in the securities being offered pursuant to this prospectus should confirm that the securities are registered under applicable state law or that an exemption from registration is available.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2010.

PROSPECTUS SUMMARY

Our Company

Highlight Networks, Inc., is a development stage, wireless broadband networking company in the business of planning, development and operation of both private and public access wireless broadband networks using WiFi (IEEE 802.11) and WiMAX (IEEE 802.16) wireless technologies to provide business and residential customers “last mile” connectivity.

Our principal offices are located at 215 South Riverside Drive, Suite 12, Cocoa, Florida 32922. Our telephone number is (321) 684-5721.

The Offering

Securities offered by us:	Up to 99,060 shares of common stock

Price:	$5.10 per common share

Common stock outstanding prior to registration statement	1,500,940

Common stock outstanding after the offering:	1,525,705 if 25% of offering is sold 1,550,470 if 50% of offering is sold 1,600,000 if 100% of offering is sold

Percentage of common stock outstanding after the offering to be held by our sole majority shareholder:	98.32% if 25% of offering is sold 96.74% if 50% of offering is sold 93.75% if 100% of offering is sold

Terms:	No minimum amount required to be sold before we use the offering proceeds; The offering will terminate no later than October 31, 2010.

Plan of distribution:	We will attempt to sell our securities without an underwriter. They will be offered for sale by our officers and directors.

Unless otherwise specifically stated, information throughout this prospectus assumes 99,060 shares will be sold.

There is no public market for our common shares and warrants and there can be no assurance that a public market for our common stock and warrants will ever develop. Without a public market, there will be no liquidity in your investment in our securities which means that you may be unable to resell your common shares and warrants, and if you are able to resell them, you may not be able to recover your investment.

RISK FACTORS

Please carefully consider these risks. Our securities should only be considered for purchase if you can afford the risk of losing your entire investment. Prior to purchasing our securities, prospective investors should carefully consider the following risk factors:

WE HAVE A VERY SHORT OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR COMPANY.

We are a newly organized development stage corporation, having been incorporated on June 21, 2007, and have a very limited operating history from which to evaluate our business and prospects. There is no assurance that our future proposed operations will be implemented, let alone successfully, or that we will ever have profits. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with the formation and commencement of operations, including, but not limited to, operational difficulties and capital requirements and management’s potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these and other difficulties should be considered.

BECAUSE WE ARE SELLING THE SHARES WITHOUT MAKING ANY ARRANGEMENTS FOR ESCROW OF THE PROCEEDS, IF WE ONLY SELL A SMALL NUMBER OF SHARES, OUR ABILITY TO PURSUE OUR BUSINESS PLAN WOULD BE SIGNIFICANTLY DIMINISHED AND IT WOULD BE VERY DIFFICULT, IF NOT IMPOSSIBLE, FOR US TO BE PROFITABLE.

There is no minimum-offering amount that we must sell before we use the proceeds of the offering. Funds tendered by prospective purchasers will not be placed in escrow, but will be available for use by us immediately upon acceptance, for the purposes and in the amounts as estimated in the section of this prospectus entitled “Use of Proceeds.” Lack of an escrow arrangement could cause greater risk to the investors in the event that insufficient capital is raised in the offering. No commitment exists by anyone to purchase all or any part of this offering.

THERE IS NO UNDERWRITER FOR THIS OFFERING SO WE CANNOT BE SURE AS TO THE AMOUNT OF CAPITAL WE WILL RAISE.

There is no underwriter for this offering. Therefore, you will not have the benefit of an underwriter’s due diligence efforts which would typically include underwriter involvement in the preparation, investigation and verification of the information for disclosure and in the pricing of the securities being offered, as well as other matters. Because we do not have any experience in the public sale of our common stock, investors may not be able to rely on our ability to consummate this offering. Accordingly, there can be no assurance as to the number of shares that may be sold or the amount of capital that may be raised by this offering.

BECAUSE OF STATE SECURITIES REGISTRATION REQUIREMENTS, THE TRANSFERABILITY OF OUR SECURITIES MAY BE AFFECTED.

The purchasers of our securities will be able to resell such securities in the public market only if securities are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the proposed purchasers reside. The value and transferability of our securities may be significantly adversely impacted if the securities are not qualified or exempt from qualification in the jurisdictions in which any prospective purchaser of the securities then resides.

IN THE EVENT OUR COMMON STOCK PRICE IS LESS THAN $5.00, PENNY STOCK REGULATION MAY RESTRICT THE MARKETABILITY OF OUR SECURITIES AND CAUSE THE PRICE OF OUR SECURITIES TO DECLINE.

The U.S. Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. If our stock price declines to below $5.00, our common stock will be subject to rules that impose additional sales practice requirements on broker-dealers. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase and a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Also, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and may affect the price at which such purchasers can sell any such securities.

BECAUSE OUR MANAGEMENT AT ITS DISCRETION MAY BORROW FUNDS FOR US WITHOUT STOCHOLDER APPROVAL, THE VALUE OF OUR SHARES MAY DECLINE.

Our management has the right, in their discretion, to borrow funds on our behalf. Our officers and directors do not require stockholder approval prior to borrowing. Our assets may be used as collateral for borrowings. If we have difficulty repaying these borrowings out of our working capital, we may be forced to liquidate assets at an inappropriate time or default. In the event of a default, our lender may dispose of collateral to the detriment of our business and the value of our shares may decline and the equity of our stockholders may be reduced or eliminated.

THE LOSS OF THE CONTINUED SERVICES OF ANTHONY LOMBARDO AND DAMION D. GLUSHKO COULD ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF OUR SECURITIES.

Our executive management currently consists of Anthony Lombardo and Damion D. Glushko.  Our success depends on their continued employment with our company. We will continue to be especially dependent on the services of Anthony Lombardo, chief executive officer. Loss of his services for any substantial time would materially adversely affect our results of operations and financial condition. Subject to availability of sufficient funds, we plan to consider obtaining “key-man” insurance covering Mr. Lombardo and Mr. Glushko.

FORWARD-LOOKING STATEMENTS

We have made some statements in this prospectus, including some under “Prospectus Summary,” “Risk Factors,” “Business,” “Plan of Operation,” and elsewhere, which constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “seeks,” “potential,” or “continue” or the negative of these terms or other comparable terminology. We do not intend to update any forward-looking statements except as required by law.

USE OF PROCEEDS

Assuming an offering price of $5.10 per share, if we sell all 99,060 shares being offered, we estimate that we will receive net proceeds, after the estimated expenses of the offering, of $480,206. If less than the maximum number of shares are sold, we will receive less. There is no assurance that we will receive sufficient proceeds to cover the cost of the offering.

The following table explains our anticipated use of the net proceeds of this offering, based upon various levels of sales achieved: 25%, 50%, and 100%. There is no assurance we will sell 25%, or an amount sufficient to cover the cost of the offering.

Percentage of Offering Completed:	25%	50%	100%

Shares sold	24,765	49,530	99,060
Gross Proceeds	$126,301.50	$252,603	$505,206
Offering Costs	$15,000	$20,000	$25,000
Net Proceeds	$111,301.50	$232,603	$480,206

Application of proceeds:
Network Development	$80,000	$80,000	$100,000
Working Capital	$31,301.50	$42,500	$122,000
Purchase equipment and Operate Wireless network		$110,103	$258,206
Total	$111,301.50	$232,603	$480,206

If we do not sell the maximum number of shares offered, there will be an impact upon our operations. If the proceeds of this offering are insufficient to enable us to develop our business, we may have to borrow funds from banks and other lenders or make other financial arrangements, including but not limited to the sale of additional securities in order to identify, purchase develop and operate oil and gas properties. No assurance can be given, however, that any such loans or arrangements will successfully be made or that any such funds will be available to us, let alone on reasonable terms.

The allocation of the net proceeds of the offering set forth above represents our best estimates based upon our current plans and certain assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds within the above-described categories.

Based upon current plans and assumptions relating to our plan of operation and assuming the sale of at least 50% of the offering or 49,530 shares, we anticipate that the proceeds of this offering will satisfy our capital requirements for a period of approximately 12 months following completion of this offering. However, if our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations.

Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We presently intend to reinvest earnings to develop and expand our business and, therefore, we do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of cash dividends in the future will be at the discretion of our sole officer-director and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

DETERMINATION OF OFFERING PRICE

As no underwriter has been retained to offer our shares, the offering price of our shares was not determined by negotiation with an underwriter as is customary in underwritten public offerings. Rather, we arbitrarily selected the offering price of $5.10 per share. There is no relationship between the offering price of the shares and our assets, earnings, book value, net worth or other economic or recognized criteria or future value of our common stock and warrants. Although we considered our lack of operating history; the proceeds to be raised by the offering; the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing shareholders; the applicability of securities rules and regulations governing a “penny stock” which is generally defined as priced below $5.00; our belief in the future economic prospects of the Company; and our relative cash requirements, ultimately the offering price was determined arbitrarily.

DILUTION

A company’s net tangible book value per share consists of its total tangible assets minus its total liabilities, divided by the total number of shares of common stock outstanding. As of July 23, 2010, we had a net tangible book value of ($4,301) or approximately ($0.003) per share.

As of July 23, 2010, after adjusting for the issuance of 99,060 shares in this offering at an assumed offering price of $5.10 per share and the receipt by us of the net proceeds from this offering, then our as adjusted net tangible book value would have been approximately $484,907 or about $.0303 per share of common stock.

This represents an immediate increase in net tangible book value of about $0.30 per share to the existing stockholders and an immediate dilution of approximately $4.80 per share to the new investors purchasing shares in this offering. If less than the entire offering is sold, the dilution to new investors would be greater.

The following table explains the dilution of this offering, based upon various levels of shares sold.

	Percentage of offering completed
Shares sold	25% 24,765	50% 49,530	100% 99,060
Offering price per common share	$5.10	$5.10	$5.10
Net tangible book value per share before offering	0.0003	0.003	0.003
Increase per share due to offering	0.0073	0.15	0.30
As adjusted net tangible book value per share after offering	0.0076	0.153	0.303
Dilution per share of common stock to investors in this offering	$5.027	$4.95	$4.80

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Highlight Networks, Inc. is a development stage, wireless broadband networking company in the business of planning, development and operation of both private and public access wireless broadband networks using WiFi (IEEE 802.11) and WiMAX (IEEE 802.16) wireless technologies to provide business and residential customers “last mile” connectivity.

Results of Operations

The Company continued as a development stage company with no revenues for the reported interim period, which is the same result for the same period of the previous year.  No revenues are expected until the installation and operation of its first wireless network.   The Company had expenditures during the reported interim period of $2,726 which included transfer agent fees, accounting fees, bank fees and filing fees and office expenses.

Liquidity and Capital Resources

The Company’s operations are limited due to the limited availability of cash on hand, which at the end of the interim period reported here was $291. The Company has made no material commitment for capital expenditures.  However, it expects to acquire equipment for wireless network operations within the next 12 months,  to be paid for from the proceeds of this offering.

Off Balance Sheet Arrangements

The Company has no off balance sheet arrangements which have or are reasonably likely to have a current or future effect on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Our auditors have issued a going concern opinion indicating that because the Company may not have readily available resources to fund the Company, there is a substantial doubt as to the Company’s ability to continue as a going concern.    The Company is dependent upon the continued ability to raise investment capital.    There is no other assurance that sources of investment capital will be found.    The company has no liquid reserves from which to fund operations in the event that such additional capital is not raised.    In the event that additional capital investment is not forthcoming, the company will not be able to continue operations.

This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we collect contract payments due us and obtain additional capital from sources other than operations.

BUSINESS

The Company

Highlight Networks, Inc. was organized on June 21, 2007, and is a development stage, wireless broadband networking company in the business of planning, development and operation of both private and public access wireless broadband networks using WiFi (IEEE 802.11) and WiMAX (IEEE 802.16) wireless technologies to provide business and residential customers “last mile” connectivity for fast and reliable Internet communications.

In addition to basic Wireless Broadband Internet connectivity, we expect to offer additional services to enhance the Company’s offerings which may include low cost reliable customer packaged services including Voice over Internet Protocol (VoIP) usage and unlimited plans (see “Products”).

To date, no significant progress has been made to further our business plan; however, we have begun to develop network designs and to research the technologies to create them that may be appropriate to consider when sufficient funds are available.

We are not a “blank check” company as that term is defined in Rule 419 of Regulation C of the Securities Act of 1933, as we have a specific business plan or purpose and does not include a plan to merge with or acquire a private company to be used as a vehicle for a reverse acquisition in the next 12 months.

Plan of Operation

Technology

“WiFi” is deployed to enable consumers to obtain high-speed wireless Internet connections within a range of 150 to 250 feet from a wireless access point (AP).  Current WiFi technology uses equipment manufactured in accordance with the IEEE 802.11 family of standards, commonly known as “Wi-Fi,” short for wireless fidelity.  Basic data transfer rates range from speeds of up to 11 Mbps for 802.11b and up to 54 Mbps for 802.11a and 802.11g. New routers, marketed as “pre-802.11n,” employ MIMO (Multiple Input Multiple Output) technology, making them capable of providing speeds from 108 to 240 Mbps.

WiMAX. As the inventive use of Wi-Fi has contributed to expanding broadband penetration and usage in the United States, WiMAX offers yet another emerging technological tool with the potential to deliver even greater gains in broadband accessibility in the future. WiMAX can deliver fixed wireless broadband access across much wider geographical areas than Wi-Fi; covering distances as great as five miles without line of sight and up to 30 miles under ideal conditions. With potential data speeds up to 70 Mbps, WiMAX has been identified as a possible “last-mile” solution to deliver broadband into suburban, rural and remote areas.

Industry

Fixed wireless technologies – i.e., wireless systems or devices that are deployed in fixed locations as distinguished from mobile devices such as cell phones or personal digital assistants have also emerged as an important complement to the mobility afforded by CMRS, and as a potential “last-mile” solution to deliver broadband to currently unserved areas. According to the National Telecommunications and Information Administration and FCC figures, the number of fixed wireless broadband lines in the United States grew 132 percent between June 2005 and December 2006 – from 208,695 to 484,073.112.  TIA estimated the total number of fixed wireless subscribers in 2006 to be 800,000.

The Pew Internet and American Life Project found in its 2007 study that 47% of all adult Americans have a broadband connection at home. In rural areas the number is 31% and continues to lag high speed adoption in urban centers and the suburbs although it continues to grow at 24% versus 18% for urban residents and just 7% for suburbanites.

As importantly, the use of wireless services by the business sector continues to grow.  CTIA-The Wireless Association in its 2008 study including productivity gains and cost savings from the wireless industry said. “Over the next 10 years, we can expect the productivity gains from the deployment and use of wireless broadband services to become much more important. We estimate that productivity gains will generate almost $860 billion in additional GDP over the next decade…”

Competition

The market for broadband services is highly competitive and includes companies that offer a variety of services using a number of different technological platforms, such as cable modems, DSL, third-generation cellular, satellite, wireless internet service and other emerging technologies. We compete with these companies on the basis of the speed, ease of use, portability, reliability, and price of our respective services.  Our principal competitors include cable and DSL operators, wireless telephone providers, WiFi and, prospectively, WiMAX providers, satellite providers and others.

Cable Modem and DSL Services

We compete with companies that provide Internet connectivity through cable modems or DSL. Principal competitors include cable companies, such as Time Warner and Comcast, as well as incumbent telephone companies, such as AT&T, Qwest and Verizon. Both cable and telephone companies deploy their services over wired networks initially designed for voice and one-way data transmission that have subsequently been upgraded to provide for additional services, such as Internet connectivity.

Cellular and PCS Services

Cellular and PCS carriers are seeking to expand their capacity to provide data and voice services that are superior to ours. These providers have substantially broader geographic coverage than we have and, for the foreseeable future, than we expect to have. If one or more of these providers can deploy technologies that compete effectively with our services, the mobility and coverage offered by these carriers will provide even greater competition than we currently face.

Wireless Broadband Service Providers

We also face competition from other wireless broadband service providers that use both licensed and unlicensed spectrum. Moreover, if our technology is successful and garners widespread support, we expect these and other competitors to adopt or modify our technology or develop a technology similar to ours.

Satellite

Satellite providers like Hughes Network Services offer broadband data services that address a niche market, mainly less densely populated areas that are unserved or underserved by competing service providers. Although satellite offers service to a large geographic area, latency caused by the time it takes for the signal to travel to and from the satellite may challenge the ability to provide some services, such as VoIP, and reduces the size of the addressable market.

WISPs and WiFi

We also compete with other wireless Internet service providers that use unlicensed spectrum. In addition to these commercial operators, many local governments, universities and other governmental or quasi-governmental entities are providing or subsidizing WiFi networks over unlicensed spectrum, in some cases at no cost to the user.

The Company believes that it will be able to compete in the limited markets which it expects to operate by providing a quick, portable and inexpensive product with hands on customer service.

Products

The Company expects its initial product offering to include the following product packages:

Wireless Broadband:

Basic Wireless Broadband: 768Kbps down/256Kbps up at $19.99 to 24.99 per month (by area)
Premium Wireless Broadband: 1.5-2.0 Mbps down/256Kbps up at $24.99 to $29.99 per month (by area)
Business Wireless Broadband:  1.5-2.0 Mbps down/256Kbps up at $34.99.

Voice Package

Voice over Internet Protocol (VoIP) service from $9.99 per month with usage plans to $21.99 with unlimited domestic long distance. Business packages from $29.99 per month.

In the early stages of development the Company will contract for VoIP services through an outside third party provider (s).

Sales and Marketing:

Because of the limited areas serviced by the Company in the initial stages of development, the Company expects to focus its sales efforts on the areas to be services using the following:

●	Direct Mail;

●	Local Publications;

●	Sales Channel relationships such as apartment operators, builders and real estate agents;

●	Internet Sales;

●	Non exclusive sales agents; and

●	Affinity Marketing groups.

Liquidity

The Company does not currently have enough cash with which to execute our business plan. In the event we raise $125,000 from this offering it will satisfy our cash requirements for the next 12 months. With this minimum capital, we intend to complete the design of equipment selection for a first wireless network and to develop a website used in conjunction with this network.

If we raise 25% of the maximum offering, or $125,000, we will be able to fully design, engineer and go through the equipment selection process for the first network and to develop the website associated with the first network.

If we raise 50% of the maximum offering, or $250,000, we will be able acquire the initial equipment and identify and acquire via lease and or other agreement locations for network antennas for the first network.

If we raise 100% of the maximum offering, or $500,000, we will be able to install and become operational with our first limited network.

Because we are increasing the level of development of the first network based upon the amount of money received there should not be a need to raise additional funds within the first 12 months after this offering. However, we are an early stage development company and expect to invest available capital in building the network.  As a result, we expect to have significant losses in the future.  We also expect to require a substantial amount of additional capital to expand our network beyond the initial stages.

Regardless of the amount of proceeds from this offering, we do not expect any significant purchases of equipment other than network specific equipment or any significant changes in the number of employees, as we will utilize independent contractors, consultants, and other non-employee personnel.

We depend upon capital to be derived from this offering. There can be no assurance that we will be successful in raising the capital we require.

We have not generated any revenue since our inception. We are considered to be a development stage company, and are dependent upon the raising of capital through placement of our securities. There can be no assurance that we will be successful in raising the capital we require through the sale of our securities.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT

Executive officers, key employees and directors

The following table sets forth the name and age of officers and directors as of the date hereof. Our executive officers hold their offices until they resign.  There are no family relationships among our directors and executive officers.

Name	Age	Position
Anthony E. Lombardo	49	Chief Executive Officer, Chief Financial Officer, Director

Damion D. Glushko	42	Secretary, Director

Anthony E. Lombardo, Director, President and CEO

From March 1998 to December 2002, Mr. Lombardo worked as a Program Manager for Hughes Aircraft in Arlington, Texas. He was the South Central Regional Manager for Training and Services with General Motors Corporation in Dallas, TX from January 2003 through March 2004. From April 2004 to July 2008 he was Operations Manager of Laqua’s 481 Chevrolet, an auto dealership in Fulton, NY. Mr. Lombardo was a consultant for Hendricks Motorsports in North Carolina from August 2008 through January 2010.

Damion D. Glushko, Director and Secretary

Mr. Glushko earned his real estate license in Florida in October 1999. He joined Prudential Real Estate from 2000 through 2002 where he earned the President’s Award in 2001. Mr. Glushko was with Century 21 Real Estate from 2002 through 2008 where he was in the Million Dollar Club for four consecutive years. In 2009, he became Property Manager for Sales and Rentals at Colony Park Mobile Home Village in Merritt Island, Florida.

Executive Compensation

We have made no provisions for cash compensation to our officers or directors.

Employment Agreements

We have not entered into an employment agreement with our employees, and employment arrangements are all subject to the discretion of our board of directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our articles of incorporation and bylaws indemnify our directors and officers to the fullest extent permitted by Nevada corporation law. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons, we are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

BENEFICIAL OWNERSHIP

The following table presents certain information regarding beneficial ownership of our common stock as of July 23, 2010, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

	Shares	Percent
Name of	beneficially	before	Percent after offering
beneficial owner	owned	offering	25% sold	50% sold	100% sold
Infanto Holdings, Corp	1,500,000	99.94%	98.32%	96.74%	93.75%

Anthony E. Lombardo	0	0%	0%	0%	0%

Damion D. Glushko	0	0%	0%	0%	0%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since commencement of our fiscal year ended June 30, 2009, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which our company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of our company’s total assets for the last three completed financial years:

(i)	Any of our directors or officers;

(ii)	Any person proposed as a nominee for election as a director;

(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

(iv)	Any of our promoters; and

(v)	Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

Director Independence

Under NASDAQ rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Our directors, Anthony E. Lombardo and Damion D. Glushko, are also officers of the Company.  As a result, we do not have any independent directors.

As a result of our limited operating history and limited resources, our management believes that we will have difficulty in attracting independent directors. In addition, we would be likely be required to obtain directors and officers insurance coverage in order to attract and retain independent directors.  Our management believes that the costs associated with maintaining such insurance is prohibitive at this time.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share. As of July 22, 2010, there were 1,500,940 shares of our common stock issued and outstanding. If all of the shares in this offering are sold, there will be 1,600,000 shares of common stock. If 25% of the offering is sold, there will be 1,525,705 shares of common stock outstanding. If 50% of the offering is sold, there will be 1,550,470 shares of common stock outstanding.  All material provisions of our capital stock are summarized in this prospectus. We have filed copies of these documents as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

All holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. All common stockholders have no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. All holders of common stock are entitled to receive dividends and other distributions when, as and if, declared by the board of directors out of funds legally available. Stockholders should not expect to receive any cash dividends on their shares in the foreseeable future.

Upon our liquidation or dissolution, all holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after providing for each class of stock, if any, having preference over our common stock. Our common stockholders have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Our common stock has no preemptive rights. The absence of these rights could, upon our sale of additional shares of common stock, result in the dilution of each stockholder’s percentage ownership. Preemptive rights generally are not used in modern corporations because they delay, complicate and increase the cost of financing by the sale of stock or convertible securities.

Lack of Trading Market for Securities

Our common stock is not listed or quoted at the present time. Upon completion of this offering, we plan to obtain a sponsoring market maker to file Form 211 with the Financial Industry Regulatory Authority (“FINRA”) for approval to have our securities quoted on the OTC Bulletin Board. The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. Although the OTC Bulletin Board is not a stock exchange, but rather, a market maker driven quotation service, quotation on the OTC Bulletin Board would afford our shareholders the opportunity to sell their securities in a public market providing them with liquidity, though not comparable to the liquidity afforded to NASDAQ or exchange listed securities. Additionally, because OTC Bulletin Board stocks are usually not followed by analysts, there may be significantly lower trading volume than for NASDAQ-listed or exchange listed securities.

We do not plan to take any steps to engage a sponsoring market maker any earlier than 60 days prior to the completion of the offering. We believe that it will require at least 60 days to make application to have our securities quoted on the OTC Bulletin Board. There is no assurance that we will be able to obtain a sponsoring market maker to file Form 211 and there is no assurance that if the Form 211 were filed that approval would be granted so that our securities would be permitted to trade on the OTC Bulletin Board. Therefore, there can be no assurance that a public market for our common stock and or our warrants will ever develop. And, if a public market for shares of our common stock does develop, there can be no assurance that they can be resold at the offered price, or that a public market for our securities may be sustained even if developed.

Penny Stock Status

If and when we create a market for our common stock, and if the market price of our common stock declines below $5.00, it will be considered a “penny stock,” as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This will make it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

Prior to the transaction:

●	to approve the person’s account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives

●	to reasonably determine, based on that information, that transactions in penny stocks are suitable for the person

●	that the person has sufficient knowledge and experience in financial matters

●	that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks

●
the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person

●	the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions in a penny stock.

After the account is opened, but prior to transaction:

●
the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

●
the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker-dealer, other than a person whose function is solely clerical or ministerial.

●
unless exempted by the rules, the broker or dealer is required to send to the customer a written statement containing the identity and number of shares or shares of each such security and the estimated market value of the security.

Imposing these reporting and disclosure requirements on a broker or dealer makes it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers unless the broker or dealer complies with such requirements. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for our securities.

PLAN OF DISTRIBUTION

The offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter or broker. We will offer the shares directly to investors through our officers and directors, who will offer the shares by prospectus filed with the SEC, to friends, business associates and contacts, and by direct mail to investors who have indicated an interest in our company. Officers and Directors may make sales, on our behalf and will be relying on the exemption provided by Rule 3(a)4-1 under the Securities Exchange Act of 1934, which permits him to sell securities under certain circumstances without registration as a securities broker. Officers and Directors will not receive any commissions or other remuneration based either directly or indirectly on transactions in our securities for his efforts in making any such offers or sales. None of the Officers and Directors are registered broker-dealers or affiliates of a broker-dealer. Furthermore, Officers and Directors shall conduct selling activity in accordance with paragraph (a)(4)(ii) of Rule 3(a)4-1, in that he primarily performs substantial duties for the issuer other than in connection with transactions in securities; he is not a broker or dealer nor has he been affiliated with a broker or dealer in the last 12 months; and he does not participate in selling an offering of securities more than once every 12 months other than as permitted under Rule 3(a)4-1. Further, none of the Officers and Directors are an associated person of a broker or dealer.

The offering will begin on the date of this prospectus and remain open until October 31, 2010, unless the maximum proceeds are received earlier or we decide to stop selling our securities. We may stop selling our securities due to a lack of investor interest, unfavorable market conditions or other unforeseen events.

We reserve the right to reject any subscription in whole or in part or to allot to any prospective investor less than the number of shares subscribed. We reserve this right to reject any subscription to prevent ownership of our securities by individuals or entities that may not be in our best interest.

The shares in this offering are being sold under a “best efforts, no minimum” basis. Therefore, there is no requirement that we must sell a specified number of shares before the proceeds of the offering become available to us. We may sell only a nominal amount of shares and receive only minimal proceeds from this offering. We will not escrow any of the proceeds received from the sale of shares before we terminate the offering. Upon acceptance of a subscription, the proceeds from that subscription will be immediately available for our use and the investor will have no assurance that we will sell all or any part of the remaining shares offered.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have a maximum of 1,600,000 shares of issued and outstanding common stock. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an “affiliate.” “Affiliate” is defined by the

Securities Act and specifies whether certain shares are subject to the resale limitations of Rule 144 promulgated under the Securities Act.

Generally, shares of stock owned by insiders, officers, directors and those individuals who purchased shares in private transactions are restricted securities and may be sold under Rule 144, in brokerage transactions and or market maker transactions, after one year provided they comply with the Rule 144 volume limitations. Under Rule 144, sales in a three-month period are limited to an amount equal to the greater of either one percent of our issued and outstanding common stock or the average weekly trading volume of the common stock during the four weeks prior to such sale.

There will be approximately 1,500,000 shares of stock that are restricted securities as that term is defined in Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the shares of common stock.

LEGAL MATTERS

Anslow & Jaclin, LLP, 195 Route 9 South, 2nd Floor, Manalapan, NJ, 07726, will pass upon the validity of the Common Stock being offered hereby.

EXPERTS

Michael F. Cronin, CPA, independent registered public accountant, has audited our financial statements to the extent and for the periods set forth in his report. Our financial statements are included in this prospectus in reliance upon his report, given upon his authority as an expert in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the securities. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by this reference.

The registration statement may be inspected without charge and copies may be obtained at prescribed rates at the SEC’s public reference facilities at 100 F Street NE, Room 1024, Washington, DC 20549, or on the Internet at http://www.sec.gov.

We will furnish to our shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

HIGHLIGHT NETWORKS, INC.
(A Development Stage Company)
BALANCE SHEETS
(Unaudited)

		Period from
		June 21, 2007,
		(inception) to
	March 31	June 30,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$291	875
Prepaid Expenses	-	-
TOTAL CURRENT ASSETS	291	875

Marketable securities (available for sale)	4,010	4,010

TOTAL ASSETS	$4,301	4,885

LIABILITIES & EQUITY
CURRENT LIABILITIES
Accounts payable	$-	-
TOTAL CURRENT LIABILITIES	-	-

STOCKHOLDERS’ EQUITY
Common stock, par value $0.001
Authorized 150,000,000, issued and outstanding 1,508,000	1,508	1,508
Additional paid-in-capital	50,853	48,711
Accumulated deficit during development stage	(48,060)	(45,334)
TOTAL EQUITY	4,301	4,885

TOTAL LIABILITIES AND EQUITY	$4,301	4,885

The accompanying condensed notes are an integral part of these financial statements.

HIGHLIGHT NETWORKS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Unaudited)

					Period from
	Three Months Ended		Nine Months Ended		June 21, 2007
	March 31		March 31		March 31,
	2010	2009	2010	2009	2010

REVENUES	$-	$-	$-	$-	-

COST OF GOODS SOLD	-	-	-	-	-

GROSS PROFIT	-	-	-	-	-

EXPENSES
Consulting fees - other	-	-	1,500	13,500	37,000
Rent	-	-	-	1,200	3,400
General and administrative	525	-	1,226	4,230	5,660
Valuation impairment on marketable securities	-				2,000
TOTAL EXPENSES	525	-	2,726	18,930	48,060

LOSS FROM OPERATIONS	(525)	-	(2,726)	(18,930)	(48,060)

LOSS BEFORE INCOME TAXES	(525)	-	(2,726)	(18,930)	(48,060)

INCOME TAXES	-	-	-	-	-

NET LOSS	$(525)	$-	$(2,726)	$(18,930)	(48,060)

Basic and Diluted per share amounts:
Continuing operations	$Nil	$(0.01)	$Nil	$(0.02)	Nil
Basic and Diluted net loss	$Nil	$(0.01)	$Nil	$(0.02)	Nil

Weighted average shares outstanding (basic & diluted)	1,508,000	1,478,142	1,508,000	1,466,667	1,508,000

The accompanying condensed notes are an integral part of these financial statements.

HIGHLIGHT NETWORKS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Unaudited)

			Period from
			June 21, 2007
			(inception) to
	March 31,		March 31,
	2010	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,726)	$(18,930)	$(48,060)
Fair value of services provided by related parties		(24,180)	37,400
Change in Payable		1,000	-
Impairment charges			2,000
Expenses paid by related parties			480
	(2,726)	(42,110)	(8,180)

CASH FLOW FROM FINANCING ACTIVITES:
Proceeds from issuance of common stock	2,142	38,709	8,471
Cash generated by financing activites	2,142	38,709	8,471

Change in Cash	(584)	(3,401)	291

Cash and cash equivalents, beginning of period	875	5,000	-

Cash and cash equivalents, end of period	$291	$1,599	$291

The accompanying condensed notes are an integral part of these financial statements.

HIGHLIGHT NETWORKS, INC.

(A Development Stage Company)

Notes to the Financial Statements

March 31, 2010

Nature of Development Stage Operations

Highlight Networks, Inc., (the “Company”) was formed on June 21, 2007 as a Nevada corporation. The Company is a development stage, wireless broadband networking company in the business of planning, development and operation of both private and public access wireless broadband networking using WiFi (IEEE 802.11) and WiMAX (IEEE 802.16) wireless technologies to provide business and residential customers “last mile” connectivity. The Company’s activities to date have consisted primarily of organizational and equity fund-raising activities. The Company has not yet commenced its principal revenue producing activities.

Fiscal Year

The Company has chosen June 30 as the end of its fiscal year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Valuation of Long-lived Assets

The Company reviews the recoverability of its long-lived assets, including buildings, equipment and intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

The Company amortizes the costs of other intangibles (excluding goodwill) over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required. At June 30, 2009, the Company has no impaired carrying value of its intangible assets.

Revenue and Expense Recognition

Revenue is recognized when earned rather than when received. Sales are recognized when a product is delivered or shipped to the customer and all material conditions relating to the sale have been substantially performed. Expenses are charged to operations as incurred.

Under certain circumstances, the Company recognizes revenue in accordance with the provisions of Statement of Financial Accounting Standards No. 139 and American Institute of Certified Public Accountants Statement of Position 00-2 (collectively referred to as “SOP 00-2”).

Stock-based Compensation

Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB25, and related interpretations. Under APB 25, compensation cost is measured as the excess, if any, of the closing market price of the Company’s stock at the date of grant over the exercise price of the option granted. The Company recognizes compensation cost for stock options, if any, ratably over the vesting period. Generally, options are to be granted with an exercise price equal to the closing market price of the Company’s stock on the grant date. Additional pro forma disclosures are to be provided as required under SFAS No.123, “Accounting for Stock-Based Compensation,” or SFAS123, as amended by SFAS No. 148,”Accounting for Stock-Based Compensation-Transition and Disclosure an Amendment of FASB Statement No. 123,” or SFAS 148, using the Black-Scholes pricing model. The value of the equity instrument shall be charged to earnings and in accordance with FASB Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans is an interpretation of APB Opinions No. 15 and 25.”

Earnings per Common Share

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS 128”).SFAS128 replaces the previous “primary” and “fully-diluted” earnings per share with “basic” and “diluted” earnings per share. Unlike “primary” earnings per share that included the dilutive effects of options, warrants and convertible securities, “basic” earnings per share reflects the actual weighted average of shares issued and outstanding during the period. “Diluted” earnings per share are computed similarly to “fully diluted” earnings per share. In a loss year, the calculation for “basic” and “diluted” earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

Income Taxes

The Company must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred income taxes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes,” or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of net deferred tax assets is dependent upon generating sufficient taxable income in future years inappropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carry forwards.

The Company has determined it more likely than not that these timing differences will not materialize and has provided a valuation allowance against substantially all of its net deferred tax asset. The Company’s management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If the assessment of the deferred tax assets or the corresponding valuation allowance were to change, the related adjustment to income would be recorded during the period in which the determination is made. The tax rate may also vary based on results and the mix of income or loss in domestic and foreign tax jurisdictions in which the Company operates.

In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. Recognition of liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions is based on estimates of whether, and to the extent to which, additional taxes will be due. If it is ultimately determined that payment of these amounts is unnecessary, the liability will be reversed and a tax benefit will be recognized during the period in which it is determined that the liability is no longer necessary. An additional charge in the provision for taxes will be recorded in the period in which it is determined that the recorded tax liability is less than the ultimate assessment is expected to be.

Start-up Costs

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, “Reporting for Costs of Start-Up Activities”(“SOP 98-5”). Pursuant to this statement, the Company is required to expense all start-up costs related to new operations. Accordingly, the Company has expensed organization costs of $480.

Note 1 - Deferred Offering Costs

Deferred offering costs consists of expenses incurred that are directly related to a public offering. If funds are raised from the public offering, these costs will be offset against stockholders’ equity. If no funds are raised, these costs will be expensed in full.

Note 2 - Capital Stock

Description of Securities

Common Stock

The Company is authorized to issue 150,000,000 shares of common stock, with par value of $0.001 per share. As of  March 31, 2010, a total of 1,500,940 shares of common stock were issued and outstanding. Holders of common stock are entitled to receive dividends, when and if declared by the board of directors, subject to prior rights of holders of any preferred stock then outstanding and to share ratably in the net assets of the company upon liquidation. Holders of common stock do not have preemptive or other rights to subscribe for additional shares. The articles of incorporation do not provide for cumulative voting. Shares of common stock have equal voting, dividend, liquidation and other rights, and have no preference, exchange or appraisal rights.

On June 21, 2007, the Company issued 500,000 shares of common stock, which are restricted as to transferability, to its founders and directors for $500 cash against current notes payable. On July 16, 2007,  the Company issued 250,000 shares of common stock in exchange for $5,000 cash. In November, 2007, the Company split the common stock two for one, leaving 1,500,000 issued and outstanding.

Highlight Networks, Inc.
Balance Sheet
(A Development Stage Company)

	June 30,
	2009	2008

Assets
Current assets
Cash	$875	$5,000
Prepaid expenses	0	0
Total current assets	875	5,000

Marketable securities (available for sale)	4,010	0

Total Assets	$4,885	$5,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable-trade	$0	$0
Accrued expenses	0	0
Due to related parties	0	24,180
Total current liabilities	0	24,180

Stockholders’ Equity:
Common stock-150,000,000 authorized $0.001 par value 1,507,589 issuable or issued & outstanding (1,500,000 in 2008)	1,508	1,500
Additional paid-in capital	48,711	4,000
Deficit accumulated during development stage	(45,334)	(24,680)
Total Stockholders’ Equity	4,885	(19,180)

Total Liabilities & Stockholders’ Equity	$4,885	$5,000
See Summary of Significant Accounting Policies and Notes to Financial Statements.

Highlight Networks, Inc.
Statement of Operations
(A Development Stage Company)
			Inception (June 21, 2007) to June 30, 2009
	Fiscal Years Ended June 30,
	2009	2008

Revenue	$0	$0	$0

Costs & Expenses:
General & administrative	18,654	23,100	43,334
Valuation impairment on marketable securities	2,000	0	2,000
Total Costs & Expenses	20,654	23,100	45,334

Loss from continuing operations before income taxes	(20,654)	(23,100)	(45,334)

Income taxes	0	0	0

Net Loss	($20,654)	($23,100)	($45,334)

Basic and diluted per share amounts:
Continuing operations	($0.01)	($0.02)	($0.03)
Basic and diluted net loss	($0.01)	($0.02)	($0.03)

Weighted average shares outstanding (basic & diluted)	1,501,998	1,478,142	1,466,667
See Summary of Significant Accounting Policies and Notes to Financial Statements.

Highlight Networks, Inc.
Statement of Cash Flows
(A Development Stage Company)

			Inception (June 21, 2007) to June 30, 2009
	Years Ended June 30,
	2009	2008

Cash flows from operating activities:
Net Loss	($20,654)	($23,100)	($45,334)
Adjustments required to reconcile net loss to cash used in operating activities:
Non cash expenses & impairment charges	2,000	0	2,000
Fair value of services provided by related parties	13,200	23,100	37,400
Expenses paid by related parties	0	0	480
Cash used by operating activities:	(5,454)	0	(5,454)

Cash used in investing activities	0	0	0

Cash flows from financing activities:
Proceeds from issuance of common stock	1,329	5,000	6,329
Cash generated by financing activities	1,329	5,000	6,329

Change in cash	(4,125)	5,000	875
Cash-beginning of period	5,000	0	0
Cash-end of period	$875	$5,000	$875
See Summary of Significant Accounting Policies and Notes to Financial Statements.

Highlight Networks, Inc.
Statement of Stockholders’ Equity
(A Development Stage Company)

	Common Stock
	Shares	Common Stock	Additional paid-in capital	Deficit Accumulated During Development Stage
Inception June 21, 2007-(restated to reflect 2:1 stock split effective November, 2008)	0	$0	$0	$0
Stock issued for cash	1,000,000	1,000	(500)
Net Loss				(1,580)
Balance at June 30, 2007	1,000,000	1,000	(500)	(1,580)
Stock issued for cash	500,000	500	4,500
Net Loss				(23,100)
Balance at June 30, 2008	1,500,000	1,500	4,000	(24,680)
Stock issued for cash	260	0	1,329
Payment of related party payables	7,329	7	37,373
contributed capital			6,010
Net Loss				(20,654)
Balance at June 30, 2009	1,507,589	1,508	$48,711	($45,334)
See Summary of Significant Accounting Policies and Notes to Financial Statements.

Highlight Networks, Inc.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 2009

Nature of Development Stage Operations

Highlight Networks, Inc., (the “Company”) was formed on June 21, 2007 as a Nevada corporation. The Company is a development stage, wireless broadband networking company in the business of planning, development and operation of both private and public access wireless broadband networking using WiFi (IEEE 802.11) and WiMAX (IEEE 802.16) wireless technologies to provide business and residential customers “last mile” connectivity. The Company’s activities to date have consisted primarily of organizational and equity fund-raising activities. The Company has not yet commenced its principal revenue producing activities.

Fiscal Year

The Company has chosen June 30 as the end of its fiscal year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Valuation of Long-lived Assets

The Company reviews the recoverability of its long-lived assets, including buildings, equipment and intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

The Company amortizes the costs of other intangibles (excluding goodwill) over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required. At June 30, 2009, the Company has no impaired carrying value of its intangible assets.

Fair Value Accounting

On July 1, 2008, we adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) (as amended by FSP No. 157-2), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements.  SFAS 157 does not require any new fair value measurements, and has been partially deferred for non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until our fiscal year beginning July 1, 2009, and interim periods within those fiscal years. The partial adoption of SFAS 157 for financial assets and liabilities did not have a material impact on our consolidated financial position, results of operations or cash flows.

In addition, on July 1, 2008, we adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). Under SFAS 159, companies may elect to measure certain financial instruments and certain other items at fair value.  The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings.  We did not elect to use the fair value option.  Therefore, the adoption of SFAS 159 did not impact our consolidated financial position, results of operations or cash flows.

Revenue and Expense Recognition

Revenue is recognized when earned rather than when received. Sales are recognized when a product is delivered or shipped to the customer and all material conditions relating to the sale have been substantially performed. Expenses are charged to operations as incurred.

Under certain circumstances, the Company recognizes revenue in accordance with the provisions of Statement of Financial Accounting Standards No. 139 and American Institute of Certified Public Accountants Statement of Position 00-2 (collectively referred to as “SOP 00-2”).

Stock-based Compensation

Stock-based awards to employees and non-employees are accounted for using the fair value method in accordance with SFAS No. 123R, Accounting for Stock-Based Compensation, and EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

We adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment” (“SFAS 123(R)”), which requires that companies measure and recognize compensation expense at an amount equal to the fair value of share-based payments granted under compensation arrangements.. We calculate the fair value of options using a Black-Scholes option pricing model. We do not currently have any outstanding options subject to future vesting.

SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation expense to be reported in the Statement of Cash Flows as a financing cash inflow rather than an operating cash inflow. In addition, SFAS 123(R) required a modification to the Company’s calculation of the dilutive effect of stock option awards on earnings per share.

Earnings per Common Share

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS 128”). SFAS 128 replaces the previous “primary” and “fully-diluted” earnings per share with “basic” and “diluted” earnings per share. Unlike “primary” earnings per share that included the dilutive effects of options, warrants and convertible securities, “basic” earnings per share reflects the actual weighted average of shares issued and outstanding during the period. “Diluted” earnings per share are computed similarly to “fully diluted” earnings per share. In a loss year, the calculation for “basic” and “diluted” earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive. Except as otherwise noted, all share, option and warrant numbers have been restated to give retroactive effect to our 2:1 split. All per share disclosures retroactively reflect shares outstanding or issuable as though the reverse split had occurred June 21, 2007 (inception).

Accounting For Obligations And Instruments Potentially To Be Settled In The Company’s Own Stock:

We account for obligations and instruments potentially to be settled in the Company’s stock in accordance with EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company’s Own Stock”. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company’s own stock.

Income Taxes

The Company must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred income taxes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes,” or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of net deferred tax assets is dependent upon generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards.

The Company has determined it more likely than not that these timing differences will not materialize and has provided a valuation allowance against substantially all of its $160 net deferred tax assets. The Company’s management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If the assessment of the deferred tax assets or the corresponding valuation allowance were to change, the related adjustment to income would be recorded during the period in which the determination is made. The tax rate may also vary based on results and the mix of income or loss in domestic and foreign tax jurisdictions in which the Company operates.

In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. Recognition of liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions is based on estimates of whether, and to the extent to which, additional taxes will be due. If it is ultimately determined that payment of these amounts is unnecessary, the liability will be reversed and a tax benefit will be recognized during the period in which it is determined that the liability is no longer necessary. An additional charge in the provision for taxes will be recorded in the period in which it is determined that the recorded tax liability is less than the ultimate assessment is expected to be.

In 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in tax positions. FIN 48 requires that the Company recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The Company adopted the provisions of FIN 48 on July 1, 2007.

We file a federal and state income tax return. The Company’s federal and state income tax returns are open for fiscal years ending after June 30, 2007.

Management of the Company is not aware of any additional needed liability for unrecognized tax benefits at June 30, 2009 and June 30, 2008.

At June 30, 2008, the Company had net deferred tax assets of approximately $6,000, principally arising from net operating loss carryforwards for income tax purposes. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all our net deferred tax asset.

Start-up Costs

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position No. 98-5, “Reporting for Costs of Start-Up Activities” (“SOP 98-5”). Pursuant to this statement, the Company is required to expense all start-up costs related to new operations. Accordingly, the Company has expensed organization costs of $480.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 amends FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” to require an enterprise to qualitatively assess the determination of the primary beneficiary of a variable interest entity (VIE) based on whether the entity (1) has the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (2) has the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. Also, SFAS 167 requires an ongoing reconsideration of the primary beneficiary, and amends the events that trigger a reassessment of whether an entity is a VIE. Enhanced disclosures are also required to provide information about an enterprise’s involvement in a VIE. This statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not expect the adoption of SFAS 167 to have a material impact on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). SFAS 168 establishes the FASB Accounting Standards CodificationTM (the “Codification”) as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. When effective, the Codification will supersede all existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. Following SFAS 168, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to: (a) update the Codification; (b) provide background information about the guidance; and (c) provide the bases for conclusions on the change(s) in the Codification. SFAS 168 and the Codification are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has evaluated this new statement and has determined that it will not have a significant impact on the determination or reporting of its financial results.

    In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). SFAS 165 establishes guidance related to accounting for and disclosure of events that happen after the date of the balance sheet but before the release of the financial statements. SFAS 165 is effective for reporting periods ending after June 15, 2009. The Company adopted SFAS 165 on June 30, 2009. SFAS 165 affects disclosures only.

Management does not anticipate that the adoption of these standards will have a material impact on the financial statements.

Note 1 - Deferred Offering Costs

Deferred offering costs consists of expenses incurred that are directly related to a public offering. If funds are raised from the public offering, these costs will be offset against stockholders’ equity. If no funds are raised, these costs will be expensed in full.

Note 2 - Related Party Transactions

As of June 30, 2008, the Company’s principal stockholders advanced $24,180 to the Company. The advances were converted to common stock in March, 2009.

The principal stockholder provides services, valued at $2,000 per month and office space valued at $200 per month. The total value of $13,200 was reflected as an operating expense in 2009.  This accrual was also converted to common stock in March, 2009.

Note 3 – Marketable Securities

All securities are equity securities and are classified as available-for-sale. The Company has determined a decline in fair value below the cost basis is other than temporary. Therefore the cost basis of the individual security was written down to fair value. The impairment of $2,000 was recorded in 2009.

Note 4 - Capital Stock

Description of Securities

Common Stock

The Company is authorized to issue 150,000,000 shares of common stock, with par value of $0.001 per share. As of June 30, 2009, a total of 1,507,589 shares of common stock were issued and outstanding. Holders of common stock are entitled to receive dividends, when and if declared by the board of directors, subject to prior rights of holders of any preferred stock then outstanding and to share ratably in the net assets of the company upon liquidation. Holders of common stock do not have preemptive or other rights to subscribe for additional shares. The articles of incorporation do not provide for cumulative voting. Shares of common stock have equal voting, dividend, liquidation and other rights, and have no preference, exchange or appraisal rights.

Common Stock

In November, 2008, the Company issued 260 shares of common stock in exchange for $1,329 cash. In March, 2009, the Company issued 7,329 shares of common stock, which are restricted as to transferability, to its one of its founders and directors for $37,380 offset against current notes payable.

On June 21, 2007, the Company issued 500,000 shares of common stock, which are restricted as to transferability, to its founders and directors for $500 offset against current notes payable.  On July 16, 2007,  the Company issued 250,000 shares of common stock in exchange for $5,000 cash.  In November, 2007, the Company split the common stock two for one, leaving 1,500,000 issued and outstanding

Michael F. Cronin
Certified Public Accountant
Orlando, FL 32708

Board of Directors and Shareholders
Highlight Networks, Inc.
Cocoa, Florida

I have audited the accompanying balance sheet of Highlight Networks, Inc. (a development stage company) as of June 30, 2009 and 2008 and the related statements of operations, stockholders’ equity and cash flows for the years then ended and the period of June 21, 2007 (inception) to June 30, 2009. The financial statements are the responsibility of the directors. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Highlight Networks, Inc. as of June 30, 2009 and 2008 and the results of its operations, its cash flows and changes in stockholders’ deficiency from inception and for the periods then ended in conformity with accounting principles generally accepted in the United States.

October 9, 2009

/s/ Michael F. Cronin

Michael F. Cronin
Certified Public Accountant

NY, FL

99,060
Shares of
Common Stock

HIGHLIGHT NETWORKS, INC.

PROSPECTUS

August 19, 2010